Exhibit 99.1

                               Operational Factors

We pay close attention to the following operational factors that can significantly affect our business:

o Raw material prices. When the prices of steel and other raw materials increase, our costs increase, particularly in our Processed Metal Products segment, and we attempt to pass on a portion of those cost increases to our customers in the form of higher prices for our products. However, we are rarely able to immediately pass on all those cost increases to our customers, and our operating margins may decrease when steel and other raw material prices are increasing. In both our Building Products and Processed Metal Products segments, our material costs rose faster in late 2004 and early 2005 than our ability to recover those costs through our selling prices. Moreover, when steel prices decrease, we face immediate pressure to lower prices in our Processed Metal Products segment, even if we are selling inventory produced when steel prices were higher. Our cost of sales lags changes in steel market prices by approximately four months in our Processed Metal Products segment (and less in our Building Products segment) because we account for inventory on a FIFO basis and maintain several months of inventory of steel. In early 2005, when steel prices were high, we tried to mitigate the effect of potential steel shortages in the market and continuing steel price increases by purchasing extra steel to build up our inventory. Since then, however, steel prices have fallen, and our operating margins have decreased, particularly in our Processed Metal Products segment, because we have lowered our prices in that segment to meet market conditions while using inventory built up at higher steel prices. For example, our income from operations from our Processed Metal Products segment as a percentage of net sales of that segment decreased to 4.5% in the quarter ended September 30, 2005 from 11.3% in the quarter ended September 30, 2004, primarily due to these factors. Operating margins in our Building Products segment also decreased in the third quarter of 2005 compared to the third quarter of 2004 because our selling prices, though higher, did not fully pass on the costs of the inventory sold. We will continue to sell inventory in the fourth quarter of 2005 that was produced with raw materials purchased earlier in 2005, leading to compressed margins in the fourth quarter, primarily in our Processed Metal Products segment. Steel prices are unpredictable, and further changes may continue to affect our operating margins.

o Energy costs. The costs of electricity and natural gas have risen steadily in 2005, and recent events in the energy sector, including the effect of the hurricane season, could exacerbate this trend. We depend on electricity and, to a lesser extent, natural gas to keep our many Building Products and Processed Metal Products manufacturing facilities in operation. We use natural gas more extensively in our Thermal Processing business to fuel the ovens we use to treat steel and other metals. We estimate that increases in energy costs have raised our cost of sales and, to a lesser degree, selling, general and administrative expense by an aggregate amount of approximately $1.7 million in the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004.

o Transportation costs. Our costs to transport our products to our customers remain a significant component of our cost of sales and are affected by fluctuations in energy costs. These transportation costs are mitigated by the distribution of our manufacturing and service facilities throughout 27 states, which gives us a presence near many of our customers. We also intend to reduce our transportation costs as a percentage of net sales by further consolidating our freight suppliers, although the benefits of these reductions may be offset by rising energy costs.

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o    Labor, fringe benefits and workers' compensation. We have approximately
     3,500 employees and have added approximately 850 additional employees with the acquisition of Alabama Metal Industries Corporation ("AMICO"). The wages, incentive compensation, fringe benefits (including medical benefits) and workers' compensation we pay are another significant component of our cost of sales and of our selling, general and administrative expense. Wages, medical benefits and workers' compensation tend to rise with inflation, and medical benefit costs and workers' compensation have sometimes risen faster than inflation due to the rising cost of healthcare generally. Our incentive compensation costs, which consist primarily of bonuses paid to senior and middle management, generally rise when our net sales, operating margin and net income margin rise. In 2004, for example, our incentive compensation costs increased due to our strong net sales, operating income and net income margin. Our workers' compensation costs currently consist of self-insurance accruals, as we are almost fully self-insured for workers' compensation. We record most of our costs for wages, medical benefits and workers' compensation in cost of sales, and we record a smaller portion of those costs attributable to administrative and management employees in selling, general and administrative expense. We record almost all our incentive compensation costs in selling, general and administrative expense.

Recent effect of industry and operational factors. Due to the increase in demand for steel during 2004, especially in China, steel producers experienced a shortage of steel scrap and coke, two key materials used in the manufacture of steel. As a result, we experienced significant increases in steel prices in late 2004 and early 2005. Because of strong demand for our products and our ability to pass a portion of these steel prices on to customers, our net sales were significantly higher in 2004 than in 2003. Moreover, we were able to complete these sales at prices reflecting increases in the price of steel with inventory acquired at a time when steel prices were lower, which improved our operating margins. However, we do not expect net sales or operating margins to grow at similar rates in future years. In addition, because steel prices were rising quickly and we feared shortages, we purchased extra steel in late 2004 and early 2005 to build up our inventory. These shortages did not materialize, and when steel prices began to decline in mid-2005, our margins were compressed, particularly in our Processed Metal Products segment, because we have lowered our prices in that segment to meet market conditions while using inventory built up at higher steel prices and have sold at prices in our Building Products segment that did not fully pass on the higher material costs. This effect on our margins in 2005 has been exacerbated by the rise in energy costs during this year.

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